Exhibit 10.10.1

December 15, 2011

Douglas Schneider

3511 Saybrook Ve

Cincinnati, OH 45208

Re:	Terms of Employment

Dear Doug:

Connecture, Inc. (the “Company”) has agreed to employ you as its Chief Executive Officer (“CEO”). Your starting date will be December 31, 2011 (the “Effective Date”).

You will report directly to the Board of Directors of the Company (the “Board”). You agree to perform all duties that are consistent with your position and that may otherwise be assigned to you from time-to-time by the Board. You agree to (i) devote all necessary working time required of your position, (ii) devote your best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and (iii) fully perform your obligations under this Agreement. During the term of your employment, you will not render services to any other entity, regardless of whether you receive compensation, without the prior written consent of the Company. Notwithstanding the foregoing, you may: (a) engage in community, charitable, and educational activities, (b) manage your personal investments, and (c) with the prior written consent of the Company, serve on corporate boards or committees, provided that such activities do not conflict or interfere with the performance of your obligations under this letter or conflict with the interests of the Company.

In addition, during the term of your employment, the Company will provide the following compensation and benefits to you:

•	The Company will pay you a base salary of $25,000 per month ($300,000 on an annualized basis), minus applicable withholdings and paid in accordance with the Company’s regular payroll practices. The Board, or the Compensation Committee of the Board (the “Compensation Committee”), will review your annual base salary at least annually to determine whether to adjust it.

•	Within one (1) week after the Effective Date, the Company will pay you a signing bonus of $150,000. Upon receipt, you will execute a promissory note providing that if your employment terminates for any of the reasons set forth in Sections 2(a)-(e) of the SPA (as hereinafter defined) prior to the first anniversary of the Effective Date, you agree to repay the Company 1/12th of the signing bonus for each full month remaining prior to the first anniversary of the Effective Date.

•	During the Employment Period, you will be eligible to receive an annual bonus (the “Annual Bonus”) with a target payment of 50% of your then current annual base salary, based on (i) your performance and the Company’s performance, measured against (ii) the achievement of certain objectives (the “Annual Bonus Objectives”) established from year-to-year by the Compensation Committee and approved by you, such approval not to be unreasonably withheld by you. The Compensation Committee will determine, in its sole and absolute discretion, whether the Annual Bonus Objectives have been achieved based on your performance and the Company’s performance. You will not receive any Annual Bonus if, for any reason, you are not employed on the last day of the calendar year for which the Annual Bonus is to be paid. The Annual Bonus will be subject to all applicable withholdings and will be paid within sixty (60) days after the end of the calendar year.

•	On the first and second anniversaries of the Effective Date, you will be eligible to receive an annual anniversary bonus (the “Anniversary Bonus”) of $50,000 each based on the achievement of certain objectives (the “Anniversary Bonus Objectives”) established from year-to-year by the Compensation Committee and approved by you, such approval not to be unreasonably withheld by you. The Compensation Committee will determine, in its sole and absolute discretion, whether the Anniversary Bonus Objectives have been achieved. You will not receive any Anniversary Bonus if, for any reason, you are not employed on the anniversary of the Effective Date for which the first or second Anniversary Bonus, respectively, is to be paid. The Anniversary Bonus will be subject to all applicable withholdings and will be paid within sixty (60) days after the expiration of the first and second anniversaries of the Effective Date, respectively.

•	You will be eligible to participate in all benefit plans in effect for executives and employees of the Company, subject to the terms and conditions of such plans.

•	You will be entitled to receive all other fringe benefits available to executives of the Company, including, but not limited to, health insurance, disability, and 401K plan.

•	You will be entitled to paid vacation in accordance with the Company’s policy.

•	The Company will reimburse you for reasonable living expenses, as determined by the Board in its sole and absolute discretion, directly relating to your relocation and transition to Milwaukee, Wisconsin for up to three (3) weeks during the month of January, 2012 (the “Transitional Living Expenses”). The Transitional Living Expenses must be pre-approved by the Board.

•	The Company will promptly reimburse you for all approved business expenses incurred by you in the performance of your duties under this Agreement in accordance with the policies and procedures of the Company.

•	The Company will reimburse you for professional fees, dues, and/or continuing education seminars in accordance with the policies and procedures of the Company.

Following your “separation from service” (as defined in Code §409A(a)(2)(A)(i)), the Company has agreed to provide to you the pay and benefits described in the Separation Pay Agreement attached as Exhibit A (the “SPA”). In addition, in exchange for the consideration set forth above, you are required to execute the Employment Covenants Agreement attached as Exhibit B (the “ECA”).

As soon as administratively practicable following your execution of the SPA and the ECA, the Company will request that the Board grant you an option to purchase 22,286,024 shares of common stock of the Company issued pursuant to the Company’s 2010 stock incentive plan to be evidenced by a stock option agreement in the form attached as Exhibit C.

This letter shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Code §409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Code §409A). All reimbursements of expenses provided under this letter shall be made or provided in accordance with the requirements of Code § 409A, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during the term of your employment, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

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Nevertheless, the tax treatment of the benefits provided under this letter are not warranted or guaranteed. Neither the Company nor its directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by the you as a result of the application of Code §409A. Any right to a series of installment payments under this letter shall, for purposes of Code §409A, be treated as a right to a series of separate payments.

Your employment relationship with the Company is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time with or without cause or advance notice.

The benefits described in this letter are provided for informational purposes only. At the Company’s discretion, policies and benefits may be changed at any time, and this letter does not establish any vested rights in benefits. This letter does not create a contract of employment or a contract for benefits.

Notwithstanding anything to the contrary set forth in this letter, your employment with the Company is contingent upon (i) your execution of the SPA and the ECA, and (ii) the successful completion of a background check.

Sincerely,

/s/ David A. Jones, Jr.

David A. Jones, Jr.

Chairman and Managing Director, Chrysalis Ventures

Chairman of the Board of Directors, Connecture

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EMPLOYMENT COVENANTS AGREEMENT

This EMPLOYMENT COVENANTS AGREEMENT (the “Agreement”), by and between Connecture, Inc. (the “Company”) and Douglas Schneider (“You” or “Your”)(collectively, the “Parties”)1, is made and entered into as of December 31, 2011 (the “Effective Date”).

For and in consideration of the Company’s agreement to employ You, You agree to the following terms:

1. Acknowledgments. You acknowledge that:

(a)	Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company;

(b)	the Trade Secrets and Confidential Information, and the relationship between the Company and each of its Employees and Customers, are valuable assets of the Company and may not be used for any purpose other than the Company’s business; and

(c)	the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living in the event Your employment with the Company ends.

1. Trade Secrets and Confidential Information.

(a)	You represent and warrant that:

(i)	You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or complying with this Agreement, and

(ii)	You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

(b)	You shall not:

(i)	use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s business, except as authorized in writing by the Company;
(ii)	during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless such works are owned by you or you are authorized in writing by the former employer or third party; or

(iii)	upon Your resignation or termination, (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.

(c)	The obligations under this Agreement shall:

(i)	with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and

(ii)	with regard to the Confidential Information, remain in effect during the Restricted Period.

(d)	The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

1. Non-Disclosure of Customer Information. During the Restricted Period, You will not, except as authorized by the Company, divulge or make accessible to any person or entity (a) the names of Customers, or (b) any information contained in Customer’s accounts.

1. Non-Solicitation of Customers. During the Restricted Period, You will not directly or indirectly solicit any Customer of the Company for the purpose of providing any

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Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” attached as Exhibit A. Exhibit A is incorporated by reference and is included in the definition of “Agreement.”

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goods or services competitive with the Business. The restrictions set forth in this Section apply only to Customers with whom You had Contact.

1. Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company, or (b) work for any other person or entity engaged in the Business.

6. Non-Competition. During the Restricted Period, You shall not, on Your own behalf or on behalf of any person or entity, engage in the Business in the Territory. This restriction is specifically limited to the performance of any of the activities which You performed, or which are substantially similar to those which You performed, for or on behalf of the Company.

7. Work Product. Your employment duties may include inventing in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire. If (a) any of the Work Product may not be considered work made for hire, or (b) ownership of all right, title, and interest in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You assign all presently-existing Work Product to the Company, and agree to assign, and automatically assign, all future Work Product to the Company.

The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations and continuations thereof, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (a) executing all documents (including a formal assignment to the Company) for filing an application or registration for protection of the Work Product (an “Application”), (b) explaining the nature of the Work Product to persons designated by the Company, (c) reviewing Applications and other related papers, or (d) providing any other assistance reasonably required for the orderly prosecution of Applications.

You agree to provide the Company with a written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

8. License. During Your employment and after Your employment with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (a) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (b) prepare, use and distribute derivative works based upon the Licensed Materials, and (c) authorize others to do the same. You shall notify the Company in writing of any Licensed Materials You deliver to the Company.

9. Release. During Your employment and after Your employment with the Company ends, You consent to the Company’s use of Your image, likeness, voice, or other characteristics in the Company’s products or services. You release the Company from any cause of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. You represent that You have obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that You provide to the Company.

10. Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor. If, during the Restricted Period, You work or consult for another person or entity as an owner, partner, joint venturer, employee or independent contractor, You shall provide the Company with such person or entity’s name, the nature of such person or entity’s business, Your job title, and a general description of the services You will provide.

11. Injunctive Relief. If You breach this Agreement, You agree that:

(a)	the Company would suffer irreparable harm;

(b)	it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and

(c)	if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Confidential Information, or (iii) require the Company to post a bond or any other security.

Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

12. Independent Enforcement. The covenants set forth in Sections 2 – 6 of this Agreement shall be construed as agreements independent of (a) any other agreements, or

(b) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Sections 2 – 6 of this Agreement. The Company shall not be barred from enforcing the restrictive covenants set forth in Sections 2 – 6 of this Agreement by reason of any breach of (a) any other part of this Agreement, or (b) any other agreement with You.

13. At-will Employment. This Agreement does not create a contract of employment or a contract for benefits for any specific duration. Your employment relationship with the Company is at-will. This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without cause or prior notice.

14. Attorneys’ Fees. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

15. Waiver. Neither party’s failure to enforce any provision of this Agreement shall act as a waiver of that or any other provision. Neither party’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

16. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

17. Governing Law/Consent to Jurisdiction and Venue. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. The Parties agree that any and all disputes related to or involving this Agreement shall be litigated in a state or federal court of competent jurisdiction in the city of Waukesha, Wisconsin. The Parties waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

18. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

19. Entire Agreement. This Agreement, including Exhibit A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.

20. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties, except that, as a condition of employment and a material term under this Agreement, You agree that, at any time during Your employment, as may be requested by the Company, You shall sign an amendment to this Agreement which would modify the scope of any of the restrictive covenants set forth in Sections 2 - 6 above (the “Amendment”) (i) based on changes to Your duties or the “Territory”, (ii) if the Company relocates You to another state, and/or (iii) changes in the law regarding restrictive covenants. You agree that You shall not be entitled to any additional consideration to execute the Amendment, unless applicable law requires otherwise, in which case the Company shall determine, in its sole and absolute discretion, the amount of additional consideration to provide to You in exchange for the Amendment. You agree that Your refusal to sign any such Amendment shall constitute a material breach of this Agreement. The Agreement may not otherwise be amended or modified except in writing signed by both Parties.

21. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for cessation.

22. Return of Company Property/Materials. Upon the termination of Your employment for any reason or upon the Company’s request at any time, You shall immediately return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You will not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored on a laptop computer, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.

23. Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement. You acknowledge that the Company encouraged You to consult with an attorney or other advisor of Your choice regarding the terms of this Agreement, and You have either done so or intentionally chosen no to do so.

IN WITNESS WHEREOF, the Parties have signed this Agreement, effective as of the Effective Date.

Connecture, Inc.		/s/ Robert Douglas Schneider
Employee Signature

By:	/s/ David A. Jones, Jr.	Robert Douglas Schneider
Name:	David A. Jones, Jr.	Print Name of Employee
Title:	Chairman, Board of Directors
Address:		Executed by Employee in Waukesha, Wisconsin.

EXHIBIT A

DEFINITIONS

A.	“Business” means (i) those activities, products, and services that are the same as or similar to the activities conducted and products and services offered and/or provided by the Company within two (2) years prior to termination of Your employment with the Company; and (ii) the business of: (a) developing, marketing, selling, and implementing computer software which enables insurers, third party administrators, and other insurance industry enterprises to automate insurance processes and exchange information through internet-based applications (the “Software”), and (b) providing maintenance, hosting, and customer and support services, related to the Software.

B.	“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated, by contract or otherwise, to treat as confidential (such third party to be referred to as the “Third Party”), including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any Third Party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients, licensors, suppliers, customers, or any Third Party, including, but not limited to, customer lists compiled by the Company, and customer information compiled by the Company, and (vi) information concerning the Company’s or the Third Parties’ financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

C.	“Contact” means any interaction between You and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last two (2) years of Your employment with the Company (or during Your employment if employed less than two (2) years).

D.	“Customer” means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

E.	“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, (ii) was employed by the Company during the last two (2) years of Your employment with the Company (or during Your employment if employed less than two (2) years), or (iii) is employed by the Company during the Restricted Period.

F.	“Licensed Materials” means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.

G.	“Restricted Period” means the time period during Your employment with the Company, and for one (1) year after Your employment with the Company ends.

H.	“Territory” means within each of the following discrete, severable, geographic areas:

(i) Any (a) state, (b) county, and/or (c) city in the United States in which You performed services for or on behalf of the Company during the last two (2) years of Your employment with the Company;

(ii) a twenty-five (25) air mile radius around each of the Company’s offices located at (a) One Riverwood Place, N17W24222 Riverwood Drive, Suite 330, Waukesha, WI 53188-1168, (b) 101 Marietta Street, Suite 1600, Atlanta, GA 30303, and (c) 314 Farmington Ave, Suite 120, Farmington, CT 06032;

(iii) the United States of America (including the following states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming); and

(iv) the following specific entities that are engaged in the Business, and any of their business units, business divisions, successors, assigns, affiliates, subsidiaries, related companies, and parents that are engaged in the Business: [insert].

I.

“Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, or a process which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

J.	“Work Product” means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of You, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (i) is created within the scope of Your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.